EXHIBIT 23.1

The Board of Directors Mylex Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Mylex Corporation and subsidiaries of our reports dated January 29, 1997, except as to Note 13 which is as of February 10, 1997, relating to the consolidated balance sheets of Mylex Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which reports appear in the December 31, 1996, annual report on Form 10-K of Mylex Corporation.


/s/ KPMG Peat Marwick LLP
-------------------------

January 29, 1998